Exhibit 5.1

WEIL, GOTSHAL & MANGES LLP 767 FIFTH AVENUE • NEW YORK, NY 10153-0119 (212) 310-8000 FAX: (212) 310-8007	AUSTIN BOSTON BRUSSELS BUDAPEST DALLAS FRANKFURT HOUSTON LONDON MIAMI MUNICH PARIS PRAGUE SHANGHAI SILICON VALLEY SINGAPORE WARSAW WASHINGTON, D.C.

October 2, 2006

Enzon Pharmaceuticals, Inc
685 Route 202/206
Bridgewater, NJ 08807

Ladies and Gentlemen:

          We have acted as counsel to Enzon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by the holders thereof of (i) up to $275,000,000 aggregate principal amount of the Company’s 4% Convertible Senior Notes due 2013 (the “Notes”) and (ii) the shares of common stock, par value $0.01, issuable upon conversion of the Notes (the “Conversion Shares” and together with the Notes, the “Offered Securities”).

          The Notes were issued pursuant to an indenture (the “Indenture”), dated as of May 23, 2006, between the Company and Wilmington Trust Company, as trustee (the “Indenture”). The Offered Securities being registered under the Registration Statement may be offered on a continued or delayed basis pursuant to the provisions of Rule 415 of the Securities Act by the selling securityholders.

          In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (A) the Amended and Restated Certificate of Incorporation of the Company; (B) the Bylaws of the Company, as amended; (C) the Registration Statement; (D) the prospectus contained within the Registration Statement; (E) the Indenture; and (F) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

October 2, 2006

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (a) the Notes constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms and the terms of the Indenture, and (b) when issued upon conversion of the Notes in accordance with the terms of the Indenture, the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable, without regard to the application of antidilution provision in the Indenture that may result from actions of the Company after the date hereof.

          The opinions expressed above with respect to enforceability are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforceability is sought in a proceeding at law or in equity).

          The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

          We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP